EXHIBIT 99.1
News
For Immediate Release	Contact: Cindi Buckwalter
November 1, 2018	(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER EARNINGS
 OF $1.18 PER SHARE, OR $1.27 PER SHARE, EXCLUDING SPECIAL ITEMS
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Highlights:
•	Sales Increase 9 Percent to $464.1 Million
•	Earnings Per Share, Excluding Special Items, Up 7 Percent
•	Sequential Operating Margin Improvement Across All Segments
•	Productivity Improvement of 6 Percent
•	Debt Reduction of $30 Million in the Third Quarter

NEW YORK, November 1—Minerals Technologies Inc. (NYSE: MTX) ("MTI" or "the Company") today reported diluted earnings per share of $1.27, excluding special items, for the third quarter ended September 30, 2018, compared with earnings per share of $1.19 in the prior year.  Reported diluted earnings per share were $1.18 compared with $1.17 in the prior year.

"We had a solid third quarter, executing on a number of fronts to position MTI for continued profitable growth," said Douglas T. Dietrich, Chief Executive Officer. "We drove margins higher sequentially across all of our businesses, as we mitigated the impact of inflationary cost increases through pricing actions and strong operating performance. Additionally, we made progress on several growth initiatives, successfully integrated Sivomatic and further strengthened our balance sheet."

Worldwide net sales increased 9 percent to $464.1 million. Operating income, as reported, was $68.2 million and represented 14.7 percent of sales. Operating income, excluding special items, was $68.8 million and represented 14.8 percent of sales, up from 13.9 percent in the second quarter.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, grew 9 percent in the third quarter to $365.8 million.  Operating income for the Minerals businesses was $56.8 million and represented 15.5 percent of sales.
Performance Materials segment sales increased 16 percent to $219.5 million. Metalcasting sales rose 6 percent due to higher volumes. Household, Personal Care & Specialty Products sales increased 69 percent, primarily driven by higher pet care revenue, including $23.3 million from the acquisition of Sivomatic, and increased European fabric care sales. Environmental Products sales rose 22 percent due to several large projects. These sales increases were partially offset by a 10 percent decrease in Building Materials and an 18 percent decrease in Basic Minerals. Operating income for the segment increased to $31.8 million primarily due to increased selling prices and higher volume, partially offset by higher raw material, logistics and energy costs. Sequentially, operating margins improved 50 basis points (BPS) to 14.5 percent of sales through price increases and operating efficiencies. The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 1 percent to $146.3 million, primarily due to lower Paper PCC sales. Operating income decreased to $25.0 million primarily due to previously announced paper machine shutdowns in North America, and higher logistics and energy costs. Contractual selling price increases in PCC and other price increases were implemented in the third quarter and will continue into 2019 to partially offset rising costs. Sequentially, operating margins improved 50 BPS to 17.1 percent of sales.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 2 percent to $110.0 million. Higher sales in Asia were partially offset by reduced sales in North America due to customer paper machine closures in late 2017 and early 2018.

Sales of Processed Minerals products increased 4 percent to $36.3 million. Ground Calcium Carbonate sales grew 3 percent, driven by higher volumes in the construction market.  Talc sales increased 5 percent due to higher volumes in the automotive and construction markets. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, grew 12 percent in the third quarter to $98.3 million. Operating income for the Service businesses was $12.6 million, and represented 12.8 percent of sales. Operating income, excluding special items, was $12.9 million and represented 13.1 percent of sales.

Refractories segment sales increased 15 percent to $79.1 million, driven by higher sales of refractory products. The Refractories segment operating income increased to $11.5 million and was 14.5 percent of sales, driven by higher prices from the recapture of increased raw material costs and higher refractory volume. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales increased 1 percent to $19.2 million, primarily driven by higher filtration activity. Operating income, excluding special items, decreased slightly to $1.4 million and was 7.3 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.
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Minerals Technologies will host a conference call tomorrow, November 2, 2018 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on November 2, 2018.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2017 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.676 billion in 2017. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 30	Jul. 1	Oct. 1			Sept. 30	Oct. 1
	2018	2018	2017	Prior Qtr	Prior Year	2018	2017	Prior Year

Net sales
Product sales	$444.9	$445.0	$405.4	(0)%	10%	$1,302.1	$1,187.9	10%
Service revenue	19.2	19.7	19.0	(3)%	1%	58.0	55.6	4%
Total net sales	464.1	464.7	424.4	(0)%	9%	1,360.1	1,243.5	9%

Cost of sales
Cost of goods sold	332.1	335.3	293.0	(1)%	13%	972.4	854.7	14%
Cost of service revenue	12.8	13.5	12.2	(5)%	5%	39.1	36.2	8%
Total cost of sales	344.9	348.8	305.2	(1)%	13%	1,011.5	890.9	14%

Production margin	119.2	115.9	119.2	3%	0%	348.6	352.6	(1)%

Marketing and administrative expenses	45.4	45.3	45.2	0%	0%	135.1	132.8	2%
Research and development expenses	5.0	6.4	5.9	(22)%	(15)%	17.5	17.8	(2)%
Acquisition-related transaction and integration costs	0.3	1.0	0.5	(70)%	(40)%	1.7	2.8	(39)%
Restructuring and other items, net	0.3	0.4	0.4	*	(25)%	0.7	0.9	(22)%

Income from operations	68.2	62.8	67.2	9%	1%	193.6	198.3	(2)%

Interest expense, net	(11.7)	(11.5)	(10.5)	2%	11%	(33.9)	(32.5)	4%
Debt modification costs and fees	0.0	0.0	0.0	*	*	0.0	(3.9)	*
Non-cash pension settlement costs	(3.6)	0.0	0.0	*	*	(3.6)	0.0	*
Other non-operating income (deductions), net	(0.9)	3.1	(2.1)	*	*	(0.5)	(4.7)	*
Total non-operating deductions, net	(16.2)	(8.4)	(12.6)	93%	29%	(38.0)	(41.1)	(8)%

Income before tax and equity in earnings	52.0	54.4	54.6	(4)%	(5)%	155.6	157.2	(1)%

Provision for taxes on income	9.7	10.3	12.1	(6)%	(20)%	29.3	35.6	(18)%
Equity in earnings of affiliates, net of tax	0.6	1.1	0.4	(45)%	*	2.9	0.7	*

Consolidated net income	42.9	45.2	42.9	(5)%	0%	129.2	122.3	6%

Less: Net income attributable to non-controlling interests	1.0	1.1	1.2	(9)%	(17)%	3.3	3.0	10%

Net Income attributable to Minerals Technologies Inc. (MTI)	$41.9	$44.1	$41.7	(5)%	0%	$125.9	$119.3	6%

Weighted average number of common shares outstanding:

Basic	35.3	35.3	35.3			35.3	35.1

Diluted	35.6	35.6	35.6			35.6	35.6

Earnings per share attributable to MTI:

Basic	$1.19	$1.25	$1.18	(5)%	1%	$3.57	$3.40	5%

Diluted	$1.18	$1.24	$1.17	(5)%	1%	$3.54	$3.35	6%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended September 30, 2018, July 1, 2018 and October 1, 2017 each consisted of 91 days. The nine month periods ended September 30, 2018 and October 1, 2017 consisted of 273 days and 274 days, respectively.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended September 30, 2018, July 1, 2018 and October 1, 2017 and the nine month periods ended September 30, 2018 and October 1, 2017 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 30	Jul. 1	Oct. 1	Sept. 30	Oct. 1
		2018	2018	2017	2018	2017
	Income from continuing operations attributable to MTI	$41.9	$44.1	$41.7	$125.9	$119.3
	% of sales	9.0%	9.5%	9.8%	9.3%	9.6%

	Special items:
	Acquisition-related transaction and integration costs	0.3	1.0	0.5	1.7	2.8
	Debt modification costs and fees	0.0	0.0	0.0	0.0	3.9
	Restructuring and other items, net	0.3	0.4	0.4	0.7	0.9
	Non-cash inventory step-up charges	0.0	0.5	0.0	0.5	0.0
	Non-cash pension settlement charge	3.6	0.0	0.0	3.6	0.0
	Related tax effects on special items	(1.0)	(0.5)	(0.3)	(1.6)	(2.9)

	Income from continuing operations attributable to MTI, excluding special items	$45.1	$45.5	$42.3	$130.8	$124.0
	% of sales	9.7%	9.8%	10.0%	9.6%	10.0%

	Diluted earnings per share, excluding special items	$1.27	$1.28	$1.19	$3.67	$3.48

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended September 30, 2018, July 1, 2018 and October 1, 2017 and the nine month periods ended September 30, 2018 and October 1, 2017 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sept. 30	Jul. 1	Oct. 1	Sept. 30	Oct. 1
		2018	2018	2017	2018	2017
	Cash flow from continuing operations	$53.2	$44.5	$73.0	$133.4	$150.6
	Capital expenditures	14.3	24.2	20.7	56.4	54.2
	Free cash flow	$38.9	$20.3	$52.3	$77.0	$96.4

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 30	Jul. 1	Oct. 1	Sept. 30	Oct. 1
		2018	2018	2017	2018	2017
	Interest income	$0.5	$0.5	$0.6	$1.5	$1.6
	Interest expense	(12.2)	(12.0)	(11.1)	(35.4)	(34.1)
	Debt modification costs and fees	0.0	0.0	0.0	0.0	(3.9)
	Non-cash pension settlement costs	(3.6)	0.0	0.0	(3.6)	0.0
	Foreign exchange gains (losses)	1.0	4.9	(0.2)	5.2	0.4
	Other deductions	(1.9)	(1.8)	(1.9)	(5.7)	(5.1)
	Non-operating deductions, net	$(16.2)	$(8.4)	$(12.6)	$(38.0)	$(41.1)

On January 1, 2018, the Company adopted the provisions of ASU 2017-07, "Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". As a result of this accounting change, the Company reclassified approximately $0.4 million and $1.3 million from Marketing and administrative expense to other deductions for the three months and nine months ended October 1, 2017, respectively, to conform to current year presentation.

Included in non-operating deductions for the three-month and nine month periods ended September 30, 2018 are non-cash pension settlement costs of $3.6 million, respectively, associated with some of our pension plans in the U.S.

5)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, November 2, 2018 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Nine Months Ended				% Growth
SALES DATA	Sept. 30 2018	% of Total Sales	Jul. 1 2018	% of Total Sales	Oct. 1 2017	% of Total Sales	Prior Qtr	Prior Year	Sept. 30 2018	% of Total Sales	Oct. 1 2017	% of Total Sales	Prior Year

United States	$244.9	53%	$249.0	54%	$243.6	57%	(2)%	1%	$726.2	53%	$705.1	57%	3%
International	219.2	47%	215.7	46%	180.8	43%	2%	21%	633.9	47%	538.4	43%	18%
Net Sales	$464.1	100%	$464.7	100%	$424.4	100%	(0)%	9%	$1,360.1	100%	$1,243.5	100%	9%

Metalcasting	$77.8	17%	$88.8	19%	$73.6	17%	(12)%	6%	$245.8	18%	$215.9	17%	14%
Household, Personal Care & Specialty Products	71.9	15%	58.6	13%	42.5	10%	23%	69%	179.2	13%	123.3	10%	45%
Environmental Products	26.3	6%	25.2	5%	21.6	5%	4%	22%	64.2	5%	51.8	4%	24%
Building Materials	18.0	4%	18.0	4%	19.9	5%	0%	(10)%	54.9	4%	57.5	5%	(5)%
Basic Minerals	25.5	5%	23.9	5%	31.2	7%	7%	(18)%	77.2	6%	90.5	7%	(15)%
Performance Materials Segment	$219.5	47%	$214.5	46%	$188.8	44%	2%	16%	$621.3	46%	$539.0	43%	15%

Paper PCC	$93.1	20%	$94.5	20%	$96.3	23%	(1)%	(3)%	$284.6	21%	$282.0	23%	1%
Specialty PCC	16.9	4%	17.3	4%	16.4	4%	(2)%	3%	51.2	4%	50.8	4%	1%
PCC Products	$110.0	24%	$111.8	24%	$112.7	27%	(2)%	(2)%	$335.8	25%	$332.8	27%	1%

Ground Calcium Carbonate	$23.0	5%	$25.2	5%	$22.3	5%	(9)%	3%	$70.7	5%	67.1	5%	5%
Talc	13.3	3%	13.9	3%	12.7	3%	(4)%	5%	40.3	3%	41.0	3%	(2)%
Processed Minerals Products	$36.3	8%	$39.1	8%	$35.0	8%	(7)%	4%	$111.0	8%	$108.1	9%	3%

Specialty Minerals Segment	$146.3	32%	$150.9	32%	$147.7	35%	(3)%	(1)%	$446.8	33%	$440.9	35%	1%

Total Minerals Businesses	$365.8	79%	$365.4	79%	$336.5	79%	0%	9%	$1,068.1	79%	$979.9	79%	9%

Refractory Products	$66.7	14%	$66.7	14%	$56.6	13%	0%	18%	$195.7	14%	$169.4	14%	16%
Metallurgical Products	12.4	3%	12.9	3%	12.3	3%	(4)%	1%	38.3	3%	38.6	3%	(1)%
Refractories Segment	$79.1	17%	$79.6	17%	$68.9	16%	(1)%	15%	$234.0	17%	$208.0	17%	13%

Energy Services Segment	$19.2	4%	$19.7	4%	$19.0	4%	(3)%	1%	$58.0	4%	$55.6	4%	4%

Total Service Businesses	$98.3	21%	$99.3	21%	$87.9	21%	(1)%	12%	$292.0	21%	$263.6	21%	11%

Net Sales	$464.1	100%	$464.7	100%	$424.4	100%	(0)%	9%	$1,360.1	100%	$1,243.5	100%	9%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 30 2018	Jul. 1 2018	Oct. 1 2017	Prior Qtr	Prior Year	Sept. 30 2018	Oct. 1 2017	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$31.8	$29.6	$30.6	7%	4%	$87.6	$91.6	(4)%
% of Sales	14.5%	13.8%	16.2%			14.1%	17.0%
Specialty Minerals Segment	$25.0	$25.1	$26.6	(0)%	(6)%	$74.2	$77.9	(5)%
% of Sales	17.1%	16.6%	18.0%			16.6%	17.7%
Total Minerals Businesses	$56.8	$54.7	$57.2	4%	(1)%	$161.8	$169.5	(5)%
% of Sales	15.5%	15.0%	17.0%			15.1%	17.3%
Refractories Segment	$11.5	$10.3	$9.9	12%	16%	$34.6	$29.6	17%
% of Sales	14.5%	12.9%	14.4%			14.8%	14.2%
Energy Services Segment	$1.1	$0.7	$2.3	57%	(52)%	$3.3	$4.8	(31)%
% of Sales	5.7%	3.6%	12.1%			5.7%	8.6%
Total Service Businesses	$12.6	$11.0	$12.2	15%	3%	$37.9	$34.4	10%
% of Sales	12.8%	11.1%	13.9%			13.0%	13.1%
Unallocated Corporate Expenses	$(0.9)	$(1.9)	$(1.7)	53%	47%	$(4.4)	$(2.8)	(57)%

Acquisition-related transaction costs	$(0.3)	$(1.0)	$(0.5)	70%	(40)%	$(1.7)	$(2.8)	39%

Consolidated	$68.2	$62.8	$67.2	9%	1%	$193.6	$198.3	(2)%
% of Sales	14.7%	13.5%	15.8%			14.2%	15.9%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.5	$0.0	*	*	$0.5	$0.0	*

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Total Minerals Businesses	$0.0	$0.5	$0.0	*	*	$0.5	$0.0	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Energy Services Segment	$0.3	$0.4	$(0.7)	*	*	$0.7	$(0.2)	*

Total Service Businesses	$0.3	$0.4	$(0.7)	*	*	$0.7	$(0.2)	*

Unallocated and Other Corporate Expenses	$0.0	$0.0	$1.1	*	*	$0.0	$1.1	*
Acquisition related transaction costs	$0.3	$1.0	$0.5	(70)%	(40)%	$1.7	$2.8	(39)%

Consolidated	$0.6	$1.9	$0.9	(68)%	(33)%	$2.9	$3.7	(22)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition-related transaction costs set forth in the above table), for the quarterly periods ended September 30, 2018, July 1, 2018 and October 1, 2017, and the nine month periods ended September 30, 2018 and October 1, 2017 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME, EXCLUDING SPECIAL ITEMS	Sept. 30 2018	Jul. 1 2018	Oct. 1 2017	Prior Qtr	Prior Year	Sept. 30 2018	Oct. 1 2017	Prior Year

Performance Materials Segment	$31.8	$30.1	$30.6	6%	4%	$88.1	$91.6	(4)%
% of Sales	14.5%	14.0%	16.2%			14.2%	17.0%
Specialty Minerals Segment	$25.0	$25.1	$26.6	(0)%	(6)%	$74.2	$77.9	(5)%
% of Sales	17.1%	16.6%	18.0%			16.6%	17.7%
Total Minerals Businesses	$56.8	$55.2	$57.2	3%	(1)%	$162.3	$169.5	(4)%
% of Sales	15.5%	15.1%	17.0%			15.2%	17.3%
Refractories Segment	$11.5	$10.3	$9.9	12%	16%	$34.6	$29.6	17%
% of Sales	14.5%	12.9%	14.4%			14.8%	14.2%
Energy Services Segment	$1.4	$1.1	$1.6	27%	(13)%	$4.0	$4.6	(13)%
% of Sales	7.3%	5.6%	8.4%			6.9%	8.3%
Total Service Businesses	$12.9	$11.4	$11.5	13%	12%	$38.6	$34.2	13%
% of Sales	13.1%	11.5%	13.1%			13.2%	13.0%

Unallocated Corporate Expenses	$(0.9)	$(1.9)	$(0.6)	53%	(50)%	$(4.4)	$(1.7)	(159)%

Consolidated	$68.8	$64.7	$68.1	6%	1%	$196.5	$202.0	(3)%
% of Sales	14.8%	13.9%	16.0%			14.4%	16.2%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in millions of dollars)
	September 30,		December 31,
	2018	*	2017	**

Current assets:
Cash & cash equivalents	$206.9		$212.2
Short-term investments	4.3		2.7
Accounts receivable, net	410.5		383.0
Inventories	243.4		219.3
Prepaid expenses and other current assets	38.5		35.0
Total current assets	903.6		852.2

Property, plant and equipment	2,254.5		2,219.6
Less accumulated depreciation	1,148.1		1,158.3
Net property, plant & equipment	1,106.4		1,061.3

Goodwill	808.1		779.3
Intangible assets	210.3		196.5
Other assets and deferred charges	84.1		81.1

Total assets	$3,112.5		$2,970.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$108.3		$6.3
Current maturities of long-term debt	3.0		3.8
Accounts payable	184.7		179.0
Other current liabilities	124.0		120.9
Total current liabilities	420.0		310.0

Long-term debt	946.1		959.8
Deferred income taxes	164.5		159.4
Other non-current liabilities	240.3		262.1
Total liabilities	1,770.9		1,691.3

Total MTI shareholders' equity	1,310.2		1,251.7
Non-controlling Interests	31.4		27.4
Total shareholders' equity	1,341.6		1,279.1

Total liabilities and shareholders' equity	$3,112.5		$2,970.4

* Unaudited
** Condensed from audited financial statements.